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                          SUMMARY OF PROSPECTIVE TERMS

THIS SUMMARY OF PROSPECTIVE TERMS (THIS "TERM SHEET") SHALL NOT CREATE ANY AGREEMENT, ARRANGEMENT OR UNDERSTANDING BETWEEN THE PERSONS IDENTIFIED HEREIN WITH RESPECT TO IPAYMENT, INC. (THE "COMPANY") OR THE STOCK OF THE COMPANY FOR PURPOSES OF ANY LAW, RULE, REGULATION, OR OTHERWISE, EXCEPT (i) WITH RESPECT TO THE PROPOSED ACQUISITION OF ALL OF THE SHARES OF THE COMPANY (OTHER THAN THOSE SHARES OWNED BY THE PARTIES HERETO) AT A PRICE OF $43.50 PER SHARE (THE "TRANSACTION PRICE") AND (ii) IN ANY EVENT UNLESS AND UNTIL SUCH TIME AS THIS TERM SHEET HAS BEEN APPROVED BY THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY.

I. TRANSACTION DESCRIPTION      The individuals listed on Exhibit A
                                (collectively, the "Investors") would form an acquisition vehicle ("MergerCo") to acquire, at the Transaction Price, 100% of the common stock of the Company not owned by the Investors (the
                                "Transaction").

                                The Transaction would be effected pursuant to a merger of MergerCo with and into the Company (the "Merger"). Immediately prior to the Merger, each Investor would contribute to MergerCo the number of shares of the Company set forth opposite his name on Exhibit A in exchange for equity interests in MergerCo (or an entity that will own all of the shares of MergerCo) to be issued in the percentages set forth in Exhibit A.

                                The cash payments to the shareholders of the Company other than the Investors would be funded pursuant to one or more financing agreements entered into by the Company on terms acceptable to the Investors.

II. TRANSFER RESTRICTIONS       Except with respect to transfers to Permitted
                                Transferees (to be defined to include
                                immediately family members and trusts and like vehicles for the benefit of the same), all transfers of shares by an Investor prior to an initial public offering would be subject to a right of first refusal and also to a tag-along right in favor of the other Investor. In addition, for a period of 3 years following closing, no party would transfer his shares
                                (other than to a Permitted Transferee) without the consent of a majority in interest of the other shareholders.

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III. GOVERNANCE                 Following the consummation of the Transaction,
                                the board of directors of the Company would consist of two members, one of whom would be GSD (or a person designated by him) and the other of whom would be CAG (or a person designated by him).

IV. DEFINITIVE DOCUMENTATION    The Investors will seek to cause MergerCo to
                                negotiate and enter into a merger agreement with the Company on terms acceptable to the Investors and to the Special Committee. The Investors will also seek to negotiate and enter into such other agreements as may be necessary or useful to reflect the terms set forth herein and to consummate the Transaction, which agreements must be acceptable to all of the Investors.

V. EXCLUSIVITY                  For a period of 12-months from the later of the
                                date of this Term Sheet and the execution of a definitive Merger Agreement, the Investors agree
                                (solely in their capacity as stockholders of the Company and not in their fiduciary capacity as officers or directors of the Company) not to sell any of their shares in the Company in connection with, or otherwise support, a competing transaction, except as they may otherwise mutually agree.

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                                                                       Exhibit A

                                    INVESTORS

   INVESTOR               IPAYMENT SHARES       PERCENTAGE INTEREST IN MERGERCO
Gregory S. Daily              1,972,739                     60%
Carl A. Grimstad              1,268,704                     40%

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